Registrations No. 333-235079

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUANTUM COMPUTING INC.

(Exact name of registrant as specified in its charter)

Delaware	7371	82-4533053
(State of Incorporation)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

215 Depot Court SE, Suite 215

Leesburg, VA 20175

Tel: (703) 436-2121

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Copies to:

Joseph M. Lucosky, Esq.

Lawrence Metelitsa, Esq.

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, New Jersey 08830

Tel. No.: (732) 395-4400

Fax No.: (732) 395-4401

(Address, including zip code, and telephone, including area code)

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

Quantum Computing Inc. has prepared this Amendment No. 1 to the Registration Statement (the “Registration Statement”) on Form S-1 (File No. 333-235079) solely for the purpose of filing an updated Exhibit 5.1 to the Registration Statement. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly such prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The registrant estimates that expenses payable by the registrant in connection with the offering described in this Registration Statement will be as follows:

Securities and Exchange Commission registration fee	$458.97
Accounting fees and expenses *	$5,400	*
Legal fees and expenses	$20,000
Transfer agent and registrar fees *	$500	*
Printing expenses *	$2,500	*
Miscellaneous *	$1,000	*
Total	$29,900	*

*	Estimated expenses.

Item 14. Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our amended certificate of incorporation provides that, to the maximum extent permitted by law, no director shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as director.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Our bylaws provide for indemnification by us of our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Subject to the operation of Section 4 of Article V of the Company’s By-laws, each Director and Officer shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any threatened, pending or completed Proceeding or any claim, issue or matter therein, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Item 15. Recent Sales of Unregistered Securities

Except where noted, all of the securities discussed below were issued in reliance on the exemption under Section 4(a)(2) of the Securities Act.

The Company sold 500 000 shares (post reverse split) of common stock to Convergent Risk Group, LLC (the “CRG Shares”), an entity owned by the Company’s now Chief Executive Officer and Chairman of the Board, Mr. Robert Liscouski, for an aggregate purchase price of $155,000.00. Financing for the purchase of the CRG Shares was provided to Convergent Risk Group, LLC by a group of accredited investors (the “Original Investors”), in exchange for promissory notes from CRG (the “CRG Liabilities”). In order to further induce the Mr. Liscouski to accept his position as the Company’s Chief Executive Officer, the Company agreed to assume the CRG Liabilities in exchange for the Company’s issuance of convertible promissory notes to the Original Investors in the principal aggregate amount of $400,000 (the “January Quantum Notes”). The January Quantum Notes can be converted to shares of the Company’s common stock at a conversion price of $0.10 per share at any time prior to, or at, the maturity date of August 10, 2019.

December 24, 2017 - 92,500 shares issued to William Alessi pursuant to Court order settling litigation against the Company. Shares to be free trading and without a restrictive legend. This block of shares was issued subject to a 5 year non dilution provision enabling Alessi to maintain a 4.95% equity position in the Company. These shares were issued in reliance on the exemption under Section 3(a)(10) of the Securities Act.

December 24, 2017 - 500,000 shares issued to Company Treasury pursuant to Court order settling litigation against the Company.

January 22, 2018 - 500,000 Treasury shares sold to Convergent Risk Group, LLC for $155,000 and proceeds of the sale were remitted to William Alessi pursuant to Court order settling litigation against the Company.

In January 2018 the Company issued an aggregate of $400,000 in the principal amount of Convertible Promissory Notes, convertible at $0.10 per share (after a 1:200 reverse stock split), to a group of accredited investors. These notes are due August 10, 2019 and as of September 30, 2018 the notes had not been converted and no shares have been issued relating to these Notes. In April 2018 the Company issued an additional Convertible Promissory Note, also convertible at $0.10 per share. In December 2018 this Note was converted, along with accrued interest, into 1,002,422 shares of common stock.

During the period March 1-September 30, 2018 the Company accepted subscriptions for $75,000 of common stock at $0.40 per share (after a 1:200 reverse stock split), to a group of accredited investors. The Company issued 187,500 shares of common stock pursuant to these Subscription Agreements in October 2018.

In March 2018 the Company commenced an offering of up to $15,000,000 of Convertible Promissory Notes, convertible at $1.00 per share (after a 1:200 reverse stock split), to a group of accredited investors. One Convertible Promissory Note in the amount of $250,000 was made convertible at $0.25 per share in exchange for the investor agreeing to serve on the Board. Another Convertible Promissory Note was made convertible at $0.10 per share in exchange for the investor providing certain investor relations services. These Convertible Promissory Notes mature twelve (12) months from the date of issuance and as of October 31, 2018, investments had been received for $3,495,500 in this offering. In October 2018 the Board of Directors formally closed the Convertible Note Offering. As of March 20, 2019, $725,000 of the Notes (plus accrued interest) had been converted and 1,510,377 shares have been issued relating to these Notes.

In September 2018 the Company issued a total of 4,800,000 shares of common stock to senior management and research and development executives as grants, pursuant to their respective employment agreements, which were effective March 1, 2018. The shares are restricted, and subject to a lockup agreement, and a three year recoupment provision whereby the shares are forfeited to the Company if the employee’s employment is terminated before the end of the third year of employment (February 28, 2021). The number of shares subject to recoupment declines over time. In November 2018 two senior managers resigned and to date 4,000,000 shares of these grants have been cancelled as of December 31, 2018.

In October 2018 the Company issued 130,000 shares to a shareholder of the Company pursuant to the non-dilution covenant directed by the 2017 North Carolina court order. The shares were issued under Section 3(a)(10) of the Securities Act.

In October 2018 the Company issued 150,000 shares of common stock to Cascade IR, LLC, an investor relations firm, as compensation for services pursuant to the terms of a consulting agreement the Company entered into with Cascade IR, LLC in September 2018.

Also in October 2018, the Company converted $725,000 principal amount of convertible promissory notes, plus $16,711 of accrued interest into 1,510,377 shares of common stock.

In December 2018 the Company converted $100,000 principal amount of convertible promissory notes, plus $2,422 of accrued interest, into 1,002,422 shares of common stock.

In March 2019 the Company issued 25,000 shares of common stock to Lyons Capital, LLC, an investor relations firm, as compensation for services pursuant to the terms of an agreement the Company entered into with Lyons Capital in December 2018.

In June 2019 the Company issued 350,000 shares to a shareholder of the Company pursuant to the non-dilution covenant directed by the 2017 North Carolina court order. The shares were issued under Section 3(a)(10) of the Securities Act.

In June 2019 the Company converted $20,000 principal amount of convertible promissory notes, into 200,000 shares of common stock.

In August 2019 the Company converted $2,015,500 principal amount of convertible promissory notes, plus $124,025 of accrued interest, into 2,329,525 shares of common stock.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

We have filed the exhibits listed on the accompanying Exhibit Index of this registration statement and below in this Item 16:

		Incorporated by
Exhibit		Reference		Filed or Furnished
Number	Exhibit Description	Form	Exhibit	Filing Date	Herewith

3.1(i)	Articles of Incorporation, as amended through April 17, 2018	10-12(g)	3.1(i)	01/09/2019
3.2(i)	By-laws	10-12(g)	3.2(i)	01/09/2019
4.1	Common Stock Specimen	10-12(g)	4.1	01/09/2019
4.2	Form of 8% Convertible Promissory Note	10-12(g)	4.2	01/09/2019
4.3	Form of Promissory Note, dated October 14, 2019 and effective October 16, 2019	8-K	10.2	10/18/2019
5.1*	Opinion of Lucosky Brookman LLP				X
10.1**	Robert Liscouski Employment Agreement dated February 15, 2018	10-12(g)	10.1	01/09/2019
10.2**	Christopher Roberts Employment Agreement dated March 1, 2018	10-12(g)	10.2	01/09/2019
10.3**	Sergey Shuster Employment Agreement dated February 28, 2018	10-12(g)	10.3	01/09/2019
10.4**	Richard Malinowski Employment Agreement dated July 23, 2018	10-12(g)	10.4	01/09/2019
10.5	Form of Subscription Agreement	10-12(g)	10.6	01/09/2019
10.6	Form of Subscription Agreement	10-12(g)	10.7	01/09/2019
10.7	Form of Subscription Agreement	10-12(g)	10.8	01/09/2019
10.8	2019 Quantum Computing Inc. Equity and Incentive Plan	S-1	10.8	11/22/2019
10.9	Securities Purchase Agreement, dated October 14, 2019 and effective October 16, 2019	8-K	10.1	10/18/2019
10.10	Form of Common Stock Purchase Warrant, dated October 14, 2019 and effective October 16, 2019	8-K	10.3	10/18/2019
10.11	Form of Registration Rights Agreement, dated October 14, 2019 and effective October 16, 2019	8-K	10.4	10/18/2019
16.1	Letter from Thayer O’Neal Company, LLC dated March 1, 2019 to the Securities and Exchange Commission.	8-K	16.1	03/01/2019
21.1	List of Subsidiaries	10-12(g)	21.1	01/09/2019
23.1	Consent of Thayer O’Neal Company LLC	S-1	23.1	11/22/2019
23.2	Consent of BF Borgers PC	S-1	23.2	11/22/2019
23.3*	Consent of Lucosky Brookman LLP				X

*	Filed herewith

**	Indicates a management contract or compensatory plan or arrangement.

(b) Financial Statement Schedules.

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(7)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)	The undersigned Registrant hereby undertakes:

(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Leesburg, State of Virginia, on December 4, 2019.

Quantum Computing Inc.

By:	/s/ Robert Liscouski
Name:	Robert Liscouski
Title:	Chief Executive Officer
(Principal Executive Officer)

Quantum Computing Inc.

By:	/s/ Christopher Roberts
Name:	Christopher Roberts
Title:	Chief Financial Officer
(Principal Financial Officer)
(Principal Accounting Officer)

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY OR ON BEHALF OF THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

Signature	Title	Date

/s/ Robert Liscouski	Chairman of the Board of Directors, Chief Executive Officer	December 4, 2019
Robert Liscouski	(Principal Executive Officer)

/s/ Christopher Roberts	Chief Financial Officer and Director	December 4, 2019
Christopher Roberts	(Principal Financial Officer and Principal Accounting Officer)

/s/ Justin Schreiber	Director	December 4, 2019
Justin Schreiber

/s/ Bertrand Velge	Director	December 4, 2019
Bertrand Velge